June 29, 2017

IntelGenx Technologies Corp.
6425 Abrams, Ville Saint Laurent, Quebec
H4S 1X9 Canada

Re:	Registration Statement on Form S-1
File No. 333-217148

Ladies and Gentlemen:

We have acted as counsel to IntelGenx Technologies Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering and sale by the Company of up to Cdn$10,000,000 aggregate principal amount of convertible unsecured subordinated debentures (the “Debentures”) and the shares of the Company’s Common Stock, $0.00001 par value per share (the “Common Stock”), that may be issued upon conversion of the Debentures (the “Conversion Shares”), on payment of Common Stock in lieu of monetary interest payments (the “Interest Shares”) and shares of Common Stock that may be issued upon redemption of the Debentures (the “Redemption Shares” and together with the Conversion Shares, the Interest Shares and the Debentures, the “Securities”). The Securities are being sold pursuant to an agency agreement among the Company, Desjardins Securities Inc. and Laurentian Bank Securities Inc. (the “Agency Agreement”), and will be issued under an indenture (the “Indenture”), between the Company and TSX Trust Company, as trustee (the “Trustee”), the form of which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. For purposes of our opinions below, we have also assumed that the Indenture has been duly authorized by the Trustee.

Based on the foregoing, we are of the opinion that (a) the Conversion Shares have been duly authorized and reserved for issuance and assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Debentures are converted, the Conversion Shares, when issued and delivered upon conversion of the Debentures in accordance with the Indenture, will be validly issued, fully paid and nonassessable; (b) the Interest Shares have been duly authorized and reserved for issuance and assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance, the Interest Shares, when issued and delivered upon payment of interest in accordance with the Indenture, will be validly issued, fully paid and nonassessable; (c) the Redemption Shares have been duly authorized and reserved for issuance and assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Debentures are redeemed, the Redemption Shares, when issued and delivered upon redemption of the Debentures in accordance with the Indenture, will be validly issued, fully paid and nonassessableand (d) the Debentures to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and when issued and sold will be valildly issued.

June 29, 2017

Our opinions expressed above are limited to the Delaware General Corporation Law. The opinion expressed in opinion paragraph (c) above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or.

With respect to our opinion expressed in paragraph (a) and (b) above, we have assumed that (i) at or prior to the time of issuance of the Conversion Shares or Interest Shares, as applicable, the Registration Statement will not have been modified, withdrawn or deregistered and that there will not have occurred any change in law affecting the validity of the issuance of the Conversion Shares or Interest Shares, as applicable and (ii) the Debentures will remain in full force and effect through the time of issuance of any Conversion Shares or Interest Shares, as applicable, and will not be amended in any manner that effects the validity of the issuance of, or payment for, any Conversion Shares or Interest Shares, as applicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP